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                                                                                                               EXHIBIT 12


                                   RATIO OF EARNINGS TO FIXED CHARGES
                                        (Dollars in thousands)


                                        Renco Steel Holdings, Inc.
                                              and Predecessor
                                ---------------------------------------------------------------
                                          Year Ended October 31,             Three Months Ended    Pro Forma     Pro Forma
                                                                                 January 31,         Year       Three Months
                                ---------------------------------------------------------------      Ended         Ended
                                                                                                  October 31,    January 31,
                                 1993     1994     1995     1996     1997       1997     1998        1997          1998
                                ------   ------   ------   ------   ------     ------   ------     ---------     ----------
Income before taxes and
  extraordinary loss.            23,636   51,029   23,308   44,211   33,919      1,540    5,621       20,236        2,199
Fixed charges.................   23,214   28,926   26,066   25,263   32,064      7,609    8,123       45,747       11,545
Minority interest.............     --      1,763    2,465    2,944      423        423     --            423         --
                                 ------   ------   ------   ------   ------     ------   ------      -------       ------
  Earnings....................   46,850   81,718   51,839   72,418   66,406      9,572   13,744       66,406       13,744

Interest expense..............   18,108   26,437   23,607   22,788   30,255      7,121    7,677       43,305       10,940
Amortization of financing
   costs......................    5,074    2,272    2,180    2,180    1,435        404      337        2,068          496
Rental/Lease interest.........       32      217      279      295      374         84      109          374          109
                                 ------   ------   ------   ------   ------     ------   ------      -------       ------
  Fixed charges...............   23,214   28,926   26,066   25,263   32,064      7,609    8,123       45,747       11,545

    Ratio of earnings to
      fixed charges...........      2.0x     2.8x     2.0x     2.9x     2.1x       1.3x     1.7x         1.4x         1.2x
                                 ======   ======   ======   ======   ======     ======   ======      =======       ======

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